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                                                                   Exhibit 11.1

                     ALLTRISTA CORPORATION AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
             (Thousands of dollars and shares except per share data)



                                                                            Year ended December 31,
                                                            -----------------------------------------------------
                                                                1997                 1996                 1995
                                                            ------------         ------------         ------------
Basic Earnings Per Share
Income from continuing operations                            $ 14,837           $   15,221           $   12,528
Discontinued operation                                           -                    (711)              (1,029)
                                                            -----------          -----------         ------------
     Net income                                              $ 14,837           $   14,510           $   11,499
                                                            ===========          ===========          ============

Weighted average number of common shares
          outstanding                                           7,413                7,737                7,806
                                                            ===========          ===========          ===========

Basic earnings per common share:
     Continuing operations                                  $    2.00           $     1.97           $     1.60
     Discontinued operation                                      -                    (.09)                (.13)
                                                            -----------          -----------          -----------
     Net income                                             $    2.00           $     1.88           $     1.47
                                                            ===========          ============         ===========



Diluted Earnings Per Share
Income from continuing operations                           $  14,837           $   15,221            $  12,528
Discontinued operation                                           -                    (711)              (1,029)
                                                            -----------          -----------          -----------
    Net income                                              $  14,837           $   14,510            $  11,499
                                                            ===========          ===========          ===========

Weighted average number of common shares
        outstanding                                             7,413                7,737                7,806
Additional shares assuming conversion of
        stock options                                             145                  169                  190
                                                            -----------          ------------         -----------
Weighted average number of common and
        equivalent shares                                       7,558                7,906                7,996
                                                            ===========          ===========          ===========

Diluted earnings per common share:
    Continuing operations                                   $     1.96          $      1.93           $     1.57
    Discontinued operation                                       -                     (.09)                (.13)
                                                            -----------          ------------         -----------
    Net income                                              $     1.96          $      1.84           $     1.44
                                                            ===========          ============         ===========



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